Execution Version

SECURITY AGREEMENT

This SECURITY AGREEMENT, dated as of March 20,2006 (the “Agreement”) is by and among Azco Mining, Inc., a corporation duly organized and validly existing under the laws of the State of Delaware (the “Company”), the Purchasers identified on the signature pages hereto (each, a “Purchaser” and collectively, the “Purchasers”) and Cranshire Capital, L.P., as agent for the Purchasers (in such capacity, together with its successors in such capacity, the “Agent”).

The Company and each of the Purchasers are parties to a Securities Purchase Agreement dated as of March 20,2006 (as modified and supplemented and in effect from time to time, the “Purchase Agreement”), that provides, subject to the terms and conditions thereof, for the issuance and sale by the Company to each of the Purchasers, severally and not jointly, Notes and Warrants as more fully described in the Purchase Agreement.

To induce each of the Purchasers to enter into the Purchase Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company has agreed to pledge and grant a security interest in the Collateral (as hereinafter defined) as security for the Secured Obligations (as hereinafter defined).  Accordingly, the parties hereto agree as follows:

Section 1.

Definitions.  Each capitalized term used herein and not otherwise defined shall have the meaning assigned to such term in the Purchase Agreement.  In addition, as used herein:

“Business” shall mean the businesses from time to time, now or hereafter, conducted by the Company and its Subsidiaries.

“Event of Default” shall have the meaning ascribed thereto in Section 8 of the Notes.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Uniform Commercial Code or comparable law of any jurisdiction).

“Secured Obligations” shall mean, collectively, (a) the principal of and interest on the Notes issued or issuable (as applicable) by the Company and held by the applicable Purchaser and all other amounts from time to time owing to such Purchasers by the Company under the Transaction Documents and (b) all obligations of the Company to such Purchasers thereunder.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code  as in effect in the State of New York from time to time.

Section 2.

2.01    Representations and Warranties.  The Company represents and warrants to each of the Purchasers that the Company is the sole beneficial owner of the Collateral and no Lien exists or will exist upon any Collateral at any time (and, with respect to the Stock Collateral, no right or option to acquire the same exists in favor of any other Person) and the pledge and security interest in favor of each of the Purchasers created or provided for herein which pledge and security interest constitutes a first priority perfected pledge and security interest in and to all of the Collateral, assuming applicable financing statements are been duly and properly filed;

Section 3.

3.01    Collateral.  As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations, the Company hereby pledges, grants, assigns, hypothecates and transfers to the Purchasers a security interest in and Lien upon all of the Company’s right, title and interest in and to the Collateral.

3.02    Further Assurances; Remedies.  In furtherance of the grant of the pledge and security interest pursuant to Section 3 hereof, the Company hereby agrees with the Agent and each of the Purchasers as follows:

3.03    Delivery and Other Perfection.  The Company shall:

a.

give, execute, deliver, file and/or record any financing statement, notice, instrument, document, agreement or other papers that may be necessary or desirable (in the reasonable judgment of the Purchasers) to create, preserve, perfect or validate any security interest granted pursuant hereto or to enable the Purchasers to exercise and enforce their rights hereunder with respect to such security interest;

b.

keep accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as the Purchasers may reasonably require in order to reflect the security interests granted by this Agreement;

c.

permit representatives of the Purchasers, upon reasonable notice, at any time during normal business hours to inspect and make abstracts from its books and records pertaining to the Collateral, and permit representatives of the Purchasers to be present at the Company’s place of business to receive copies of all communications and remittances relating to the Collateral, and forward copies of any notices or communications by the Company with respect to the Collateral, all in such manner as the Purchasers may reasonably require; and

3.04    Other Financing Statements and Liens.  Without the prior written consent of the Purchasers, the Company shall not file or suffer to be on file, or authorize or permit to be filed or to be on file, in any jurisdiction, any financing statement or like instrument with respect to the Collateral in which the Purchasers are not named as the secured parties.

3.05    Preservation of Rights.  Neither the Purchasers nor the Agent shall be required to take steps necessary to preserve any rights against prior parties to any of the Collateral.

3.06    [Intentionally Omitted.]

3.07    Events of Default, etc.  During the period during which an Event of Default shall have occurred and be continuing:

a.          the Company shall, at the request of the Purchasers, assemble the Collateral owned by it at such place or places, reasonably convenient to both the Agent and the Company, designated in its request;

b.         the Purchasers may make any reasonable compromise or settlement deemed desirable with respect to any of the Collateral and may extend the time of payment, arrange for payment in installments, or otherwise modify the terms of, any of the Collateral;

c.         the Purchasers shall have all of the rights and remedies with respect to the Collateral of a secured party under the UCC and such additional rights and remedies to which a secured party is entitled under the laws in effect in any jurisdiction where any rights and remedies hereunder may be asserted, including, without limitation, the right, to the maximum extent permitted by law, to exercise all consensual and other powers of ownership pertaining to the Collateral as if the Purchasers were the sole and absolute owner thereof (and the Company agrees to take all such action as may be appropriate to give effect to such right);

d.

the Purchasers in their discretion may, in its name or in the name of the Company or otherwise, demand, sue for, collect or receive any money or property at any time payable or receivable on account of or in exchange for any of the Collateral, but shall be under no obligation to do so; and

e.

the Purchasers may, upon giving 20 Business Days prior written notice to the Company of the time and place, with respect to the Collateral or any part thereof which shall then be or shall thereafter come into the possession, custody or control of the Purchasers, or any of its respective agents, sell, lease, assign or otherwise dispose of all or any of such Collateral, at such place or places as the Purchasers deem best, and for cash or on credit or for future delivery (without thereby assuming any credit risk), at public or private sale, without demand of performance or notice of intention to effect any such disposition or of time or place thereof (except such notice as is required above or by applicable statute and cannot be waived) and the Purchasers or anyone else may be the purchaser, lessee, assignee or recipient of any or all of the Collateral so disposed of at any public sale (or, to the extent permitted by law, at any private sale), and thereafter hold the same absolutely, free from any claim or right of whatsoever kind, including any right or equity of redemption (statutory or otherwise), of the Company, any such demand, notice or right and equity being hereby expressly waived and released. The Purchasers may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned.

The proceeds of each collection, sale or other disposition under this Section 3.07 shall be applied in accordance with Section 3.11 hereof.

3.08    Deficiency.  If the proceeds of sale, collection or other realization of or upon the Collateral pursuant to Section 3.07 hereof are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Company shall remain liable for any deficiency.

3.09    Removals, etc.  Without at least 30 days’ prior written notice to the Purchasers, the Company shall not (i) maintain any of its books or records with respect to the Collateral at any office or maintain its chief executive office or its principal place of business at any place, or permit any Collateral to be located anywhere other than at the address indicated for the Company in Section 7.4 of the Purchase Agreement or (ii) change its corporate name, or the name under which it does business, from the name shown on the signature page hereto.

3.10    Private Sale.  The Purchasers shall incur no liability as a result of the sale of the Collateral, or any part thereof, at any private sale to an unrelated third party in an arm’s length transaction pursuant to Section 3.07 hereof conducted in a commercially reasonable manner.  The Company hereby waives any claims against the Purchasers arising by reason of the fact that the price at which the Collateral may have been sold at such a private sale was less than the price which might have been obtained at a public sale or was less than the aggregate amount of the Secured Obligations, even if the Purchasers accept the first offer received and does not offer the Collateral to more than one offeree.

3.11    Application of Proceeds.  Except as otherwise herein expressly provided, the proceeds of any collection, sale or other realization of all or any part of the Collateral pursuant hereto, and any other cash at the time held by the Purchasers under this Section 3, shall be applied as follows:

First, to the payment of the costs and expenses of such collection, sale or other realization, including reasonable out-of-pocket costs and expenses of the Agent and the fees and expenses of its agents and counsel, and all expenses, and advances made or incurred by the Agent in connection therewith;

Next, to the payment in full of the Secured Obligations in each case equally and ratably in accordance with the respective amounts thereof then due and owing to each of the Purchasers; and

Finally, to the payment to the Company, or its successors or assigns, or as a court of competent jurisdiction may direct, of any surplus then remaining.

As used in this Section 4, “proceeds” of Collateral shall mean cash, securities and other property realized in respect of, and distributions in kind of, Collateral, including any thereof received under any reorganization, liquidation or adjustment of debt of the Company or any issuer of or obligor on any of the Collateral.

3.12    Attorney-in-Fact.  Without limiting any rights or powers granted by this Agreement to the Agent and the Purchasers while no Event of Default has occurred and is continuing, upon the occurrence and during the continuance of any Event of Default, the Agent is hereby appointed the attorney-in-fact of the Company for the purpose of carrying out the provisions of this Section 3 and taking any action and executing any instruments which the Agent may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in-fact is irrevocable and coupled with an interest.  Without limiting the generality of the foregoing, so long as the Purchasers shall be entitled under this Section 3 to make collections in respect of the Collateral, the Agent shall have the right and power to receive, endorse and collect all checks made payable to the order of the Company representing any payment, or other distribution in respect of the Collateral or any part thereof and to give full discharge for the same.

3.13    Perfection.  Prior to or concurrently with the execution and delivery of this Agreement, the Company shall file or deliver to Agent for filing such financing statements and other documents in such offices as the Agent may request to perfect the security interests granted by Section 3 of this Agreement.

3.14    Attachment.  The Company acknowledges and confirms that:

a.         there is no intention to delay the time of attachment of the security interest created by this Agreement, and the security interest shall attach at the earliest time permissible under the laws governing this Agreement;

           b.         value has been given; and

c.          the Company has (or in the case of any after acquired property, will have at the time of acquisition) rights in the Collateral.

3.15     Termination.  When all Secured Obligations shall have been paid in full under the Purchase Agreement, this Agreement shall terminate, and the Purchasers shall forthwith cause to be assigned, transferred and delivered, against receipt but without any recourse, warranty or representation whatsoever, any remaining Collateral and money received in respect thereof, to or on the order of the Company and to be released and cancelled all licenses and rights referred to in Section 3 hereof.  The Purchasers shall also execute and deliver to the

Company upon such termination such UCC discharge statements and such other documentation as shall be reasonably requested by the Company to effect the termination and release of the Liens on the Collateral.

3.16    Expenses.  The Company agrees to pay to the Agent and the Purchasers all out-of-pocket expenses (including reasonable expenses for legal services of every kind) of, or incident to, the enforcement of any of the provisions of this Section 3, or performance by the Agent and the Purchasers of any obligations of the Company in respect of the Collateral which the Company has failed or refused to perform upon reasonable notice, or any actual or attempted sale, or any exchange, enforcement, collection, compromise or settlement in respect of any of the Collateral, and for the care of the Collateral and defending or asserting rights and claims of the Purchasers in respect thereof, by litigation or otherwise, including expenses of insurance, and all such expenses shall be Secured Obligations to the Agent and the Purchasers secured under Section 3 hereof.

3.17    Further Assurances.  The Company agrees that, from time to time upon the written request of the Agent or the Purchasers, the Company will execute and deliver such further documents and do such other acts and things as the Agent or the Purchasers may reasonably request in order fully to effect the purposes of this Agreement.

3.18    Indemnity.  Each of the Purchasers hereby jointly and severally covenants and agrees to reimburse, indemnify and hold the Agent harmless from and against any and all claims, actions, judgments, damages, losses, liabilities, costs, transfer or other taxes, and expenses (including, without limitation, reasonable attorneys’ fees and expenses) incurred or suffered without any bad faith or willful misconduct by the Agent arising out of or incident to this Agreement or the administration of the Agent’s duties hereunder, or resulting from its actions or inactions as Agent.

3.19    Copy of Agreement and Financing Statement.  The Company:

a.    acknowledges receiving a copy of the Agreement; and

b.    waives all rights to receive from the Purchasers or the Agent a copy of any financing statement, financing charge statement, or verification statment filed, issued, or obtained at any time in respect of this Agreement.

Section 4    .Miscellaneous.

4.01    No Waiver.  No failure on the part of the Purchasers or any of its agents to exercise, and no course of dealing with respect to, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise by the Purchasers or any of its agents of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  The remedies herein are cumulative and are not exclusive of any remedies provided by law.

4.02    Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ANY OF THE CONFLICTS OF LAW PRINCIPLES WHICH WOULD RESULT IN THE APPLICATION OF THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION.  THIS AGREEMENT SHALL NOT BE INTERPRETED OR CONSTRUED WITH ANY PRESUMPTION AGAINST THE PARTY CAUSING THIS AGREEMENT TO BE DRAFTED.

4.03    Notices.  All notices, requests, consents and demands hereunder shall be in writing and facsimile (facsimile confirmation required) or delivered to the intended recipient at its address or telex number specified pursuant to Section 7.4 of the Purchase Agreement and shall be deemed to have been given at the times specified in said Section 7.4.

4.04    Waivers, etc.  The terms of this Agreement may be waived, altered or amended only by an instrument in writing duly executed by the Company and the Purchasers.  Any such amendment or waiver shall be binding upon each of the Purchasers and the Company.

4.05    Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the Company and each of the Purchasers (provided, however, that the Company shall not assign or transfer its rights hereunder without the prior written consent of the Purchasers).

4.06    Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute one and the same instrument and any of the parties hereto may execute this Agreement by signing any such counterpart.

4.07    Agent.  Each Purchaser agrees to appoint Cranshire Capital, L.P. as its Agent for purposes of this Agreement.  The Agent may employ agents and attorneys-in-fact in connection herewith and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. Notwithstanding anything to the contrary herein, if any Event of Default shall occur and be continuing, the holders of a majority-in-interest of the then outstanding principal amount of the Notes may cause the Agent to take any enforcement actions set forth in this Agreement.

4.08    Severability.  If any provision hereof is invalid and unenforceable in any jurisdiction, then, to the fullest extent permitted by law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Purchasers in order to carry out the intentions of the parties hereto as nearly as may be possible and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

4.09    Action by Purchasers.  Any action to be taken by the Purchasers pursuant to this Agreement, including without limitation instructing the Agent to act pursuant to this Agreement, shall be approved in writing by a majority-in-interest of the then outstanding principal amount of the Notes.

4.10    Independent Nature of Purchasers.  The provisions of Section 7.18 of the Purchase Agreement are hereby incorporated by reference.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed as of the day and year first above written.

COMPANY:	AZCO MINING, INC.

By: ____________________________________ Name: Title:

AGENT:	CRANSHIRE CAPITAL, L.P.

By: ____________________________________ Name: Title:

PURCHASERS:	CRANSHIRE CAPITAL, L.P.

By: ____________________________________ Name: Title:

PURCHASERS:	_________________________________________ (Name of Purchaser)

By: _____________________________________ Name: Title: